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                                                                    EXHIBIT 10.9

** CONFIDENTIAL **

December 31, 1998


Mr. David Mahoney
President and CEO
Sovereign Hill Software, Inc.
100 Venture Way
Hadley, MA 01035



Dear Dave;


I am very pleased to confirm our offer to you to join Dataware Technologies, Inc. as President & Chief Executive Officer, reporting to the Dataware Technologies, Inc. board of directors.

The terms of our offer of employment are summarized in the attached Proposed Employment Terms.

In order to accept this position, please sign a copy of this letter and return it to me, retaining a copy for your records.

We are looking forward to working with you at Dataware.


Best regards,
DATAWARE TECHNOLOGIES, INC.

/s/ Kurt Mueller

Kurt Mueller
Chairman


Offer Accepted:

By /s/ David Mahoney                         Date 12/31/98
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Enclosure
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                                 DAVID MAHONEY
                           PROPOSED EMPLOYMENT TERMS


Position:      President and Chief Executive Officer, reporting to the Dataware
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               Technologies, Inc. board of directors.  Member of the Dataware board of directors.

Term:          Your employment will commence on January 1, 1999 (the "Start
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               Date").  Employment with Dataware can be terminated at any time at your option or the Company's.

Base Salary:   $182,200 per year, payable semi-monthly.
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Auto:          $7,800 per year auto allowance, payable semi-monthly.
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Bonus:         $100,000 per calendar year at plan. Bonus will be based 100% on
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               overall company performance - 50% on revenue growth and 50% on profit achievement. The revenue component of the bonus is uncapped. For 1999, 25% of the bonus ($25,000) will be guaranteed, subject to board approval. No bonus participation for 1998.

Benefits:      You will be entitled to medical, dental, disability, and life
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               insurance, 15 days paid vacation, 5 paid personal days and 5 paid sick days (accruing in proportion to the time worked during a calendar year) and 10 paid holidays per calendar year and other benefits provided to our executive employees. You may substitute your existing life insurance for the Company life insurance, and the Company will reimburse you up to $5,000 per year in premiums.

Expenses:      You will be reimbursed for reasonable business related
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               expenses, in accordance with the Company travel policy.  Mileage reimbursements for business-related travel by private car will be at the latest IRS approved rate.

Equity:        A stock option for 415,000 shares will be granted to you by the
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               Dataware Board of Directors. The exercise price will be the fair market value on the date of the grant, defined as the closing price on the day before. The vesting is as follows:

                    25,000  Immediately
                    25,000  June 30, 1999
                    91,250  December 31, 1999
                    91,250  December 31, 2000
                    91,250  December 31, 2001
                    91,250  December 31, 2002

               Vesting will be accelerated should the Company be acquired or merged with another company.

Severance:     Should the Company terminate you "without cause" or should the
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               Company be acquired or merged with another company, and as a result, your employment with the Company is terminated, the
               Company will continue your base salary for a period of six (6)
               months, plus one additional month for each full year of service with the Company.  Total severance will be limited to twelve (12)
               months base salary plus earned pro-rata bonus.  Severance payment will be reduced by any amounts you receive from subsequent employment during the severance period.
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Other:         You will sign non-disclosure and non-competition agreements
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               satisfactory to the Company prior to your start date.  You will also need to certify that you have no outstanding non-disclosure or non-compete obligations that would interfere with your full-time employment by Dataware.